Exhibit 99.2

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN CEO, MITCH BARNS, TO RETIRE AT YEAR’S END

James Attwood named Executive Chair of the Board

New York, USA – July 26, 2018 – Nielsen’s Board of Directors today announced that Mitch Barns, Chief Executive Officer and Member of the Board will retire from the company at the end of 2018. James Attwood, current Chairman of the Board, has been named Executive Chairman.

Barns will remain through the end of the year to oversee the company, including the key initiatives—Total Audience, the Connected System and the efforts to automate and streamline operations. With strong support from the Board, these efforts continue to be key priorities for Nielsen. Attwood, a Managing Director at The Carlyle Group will assume a more active role and will direct the search for new leadership.

Since joining the company more than 20 years ago, Barns has held leadership roles across all major parts of Nielsen’s business – working in the U.S., Europe and Asia, as well as the Media and FMCG sectors. During his tenure, he has guided the company through the transformation of the Watch segment in a dynamic media environment, led by its Total Audience Measurement strategy. He led a sustained M&A strategy that resulted in the acquisition of Gracenote and the machine learning startup vBrand, and the push to sharpen the company’s focus and define the Connected System.

“Mitch has left an indelible mark on Nielsen—his commitment to integrity, openness, values and engagement will continue to be the heart of this company for years to come,” commented Attwood. “I, along with the rest of the Board of Directors, thank him for his service.”

The Nielsen Board of Directors will immediately commence a comprehensive search process to identify a new CEO.

In a separate release issued today, the company announced its second quarter 2018 results. Additionally, the Nielsen Board of Directors announced that it is conducting an in-depth strategic review of its Buy segment.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a leading global performance management company that provides clients with a comprehensive understanding of consumers and consumer behavior. We deliver critical media and marketing information, analytics and industry expertise about what consumers buy (referred to herein as “Buy”) and what consumers read, watch and listen to (consumer interaction across the television, radio, digital and mobile viewing and listening platforms referred to herein as “Watch”) on a global and local basis. Our measurement and analytical services help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. Nielsen, an S&P 500 company, has a presence in more than 100 countries, including many emerging markets, and holds leading market positions in many of our services and geographies. For more information, visit www.nielsen.com.

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